Exhibit 99.3

MID-ATLANTIC CONVENIENCE STORES, LLC

Mid-Atlantic Convenience Stores, LLC

Consolidated Balance Sheets

Unaudited

	June 30, 2014	December 31, 2013
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$45,661	$16,401
Accounts receivable, net	16,716	7,819
Affiliated receivable	356	156
Environmental receivable	694	694
Inventories	15,530	9,056
Prepaid expenses	1,367	1,164
Assets held for sale	166	666
Total current assets	80,490	35,956
Property, plant & equipment, net	478,307	376,880
Intangible assets, net	90,390	96,943
Deferred financing costs	5,268	5,333
Goodwill	107,781	107,781
Environmental receivable	1,867	1,867
Other assets	9,608	10,858
Total assets	$773,711	$635,618
Liabilities & Equity
Current liabilities:
Accounts payable	$18,142	$10,489
Affiliated payable	3,043	1,270
Accrued liabilities	10,632	8,439
Current maturities of long-term debt	12,860	8,579
Current maturities of capital leases	271	268
Liability for environmental remediation	694	694
Total current liabilities	45,642	29,739
Long-term debt	172,509	180,176
Capital leases	3,283	3,755
Other liabilities	14,204	13,858
Total liabilities	235,638	227,528
Equity:
Capital	526,454	412,254
Retained earnings	18,773	4,609
Total equity attributable to MACS	545,227	416,863
Noncontrolling interest	(7,154)	(8,773)
Total equity	538,073	408,090
Total liabilities & equity	$773,711	$635,618

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Consolidated Statements of Operations and Comprehensive Income

Unaudited

	MACS	MACS Holdings
	Successor	Predecessor
	Six Months Ended
	June 30, 2014	June 30, 2013
	(in thousands)
Revenues:
Merchandise sales	$59,474	$46,321
Fuel sales	728,285	703,635
Other income	336	312
Total revenues	788,095	750,268
Cost of sales:
Merchandise	43,426	34,123
Fuel	693,257	680,493
Total cost of sales	736,683	714,616
Gross margin	51,412	35,652
Lease revenue	13,177	12,747
Operating expenses
Compensation and benefits	12,095	11,243
General and administrative	7,788	7,105
Other operating	3,806	2,273
Rent	2,574	2,145
Asset impairments and loss (gain) on disposal of assets, net	259	1,618
Depreciation, amortization and accretion	16,537	8,723
Acquisition transaction costs	614	—
Total operating expenses	43,673	33,107
Income from operations	20,916	15,292
Other expense
Interest expense, net	4,635	16,220
Board and management fees	498	746
Net income (loss) and comprehensive income (loss)	$15,783	$(1,674)
Net income and comprehensive income attributable to noncontrolling interest	(1,619)	(1,409)
Net income (loss) and comprehensive income (loss) attributable to MACS/MACS Holdings	$14,164	$(3,083)

See accompanying notes

Mid-Atlantic Convenience Stores LLC

Consolidated Statements of Equity

Unaudited

	MACS Holdings
	Predecessor
	Capital	Preferred		Common		Accumulated	Total MACS	Noncontrolling
		Units	$	Units	$	Deficit	Holdings	Interests	Total
	(in thousands)
Balance, January 1, 2013	$—	115,518	$115,518	23,725	$23,725	$(20,269)	$118,974	$(11,589)	$107,385
Net income (loss) and comprehensive income (loss)	—	—	—	—	—	(3,083)	(3,083)	1,409	(1,674)
Member distribution	—	—	—	—	—	(21,500)	(21,500)	—	(21,500)
Balance, June 30, 2013	$—	115,518	$115,518	23,725	$23,725	$(44,852)	$94,391	$(10,180)	$84,211

	MACS
	Successor
	Capital	Preferred		Common		Retained	Total	Noncontrolling
		Units	$	Units	$	Earnings	MACS	Interests	Total
	(in thousands)
Balance, January 1, 2014	$412,254	—	$—	—	$—	$4,609	$416,863	$(8,773)	$408,090
Contribution from ETP	114,200	—	—	—	—	—	114,200	—	114,200
Net Income and comprehensive income	—	—	—	—	—	14,164	14,164	1,619	15,783
Balance, June 30, 2014	$526,454	—	$—	—	$—	$18,773	$545,227	$(7,154)	$538,073

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Consolidated Statements of Cash Flows

Unaudited

	MACS	MACS Holdings
	Successor	Predecessor
	Six Months Ended
	June 30, 2014	June 30, 2013
	(in thousands)
Cash flows from operating activities:
Net income (loss) and comprehensive income (loss)	$15,783	$(1,674)
Adjustments to reconcile net income (loss) and comprehensive income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	16,537	8,723
Amortization of debt issue costs	410	3,254
LIFO valuation adjustment	186	—
Asset impairments and loss (gain) on disposal of assets, net	259	1,618
Straight-line rent	(25)	(19)
Mark-to-market valuation adjustment	—	(333)
Accrued interest added to long-term debt	—	648
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(8,897)	(197)
Affiliated receivables	(200)	—
Inventories	(1,888)	193
Prepaid expenses	(203)	336
Other non-current assets	1,031	2,181
Accounts payable and accrued expenses	9,582	1,339
Other non-current liabilities	371	(1,543)
Net cash provided by operating activities	32,946	14,526
Cash flows from investing activities:
Reduction in restricted cash	73	—
Capital expenditures	(3,111)	(4,939)
Proceeds from sale of property and equipment	608	—
Acquisition of Tigermart	(113,813)	—
Contribution from ETP	114,200	—
Net cash provided by (used in) investing activities	(2,043)	(4,939)
Cash flows from financing activities:
Affiliate payable	1,776	—
Tax distributions to members	—	(21,500)
Principal payment on capital leases and long-term debt	(2,328)	(117,368)
Proceeds from long-term debt	—	138,255
Payment of debt issuance costs	—	(5,220)
Other financing	(1,091)	—
Net cash used in financing activities	(1,643)	(5,833)
Net increase in cash and cash equivalents	29,260	3,754
Cash and cash equivalents at beginning of year	16,401	1,797
Cash and cash equivalents at end of period	$45,661	$5,551
Supplemental disclosure of cash flow information
Interest paid	$4,505	$16,090

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Notes to Consolidated Financial Statements

(dollars in thousands)

1.                                      Organization and Nature of Business

Mid-Atlantic Convenience Stores, LLC (“MACS” or “the Company”) is a leading convenience store operator in Maryland and Virginia. With a network of approximately 300 company-owned and dealer operated retail locations, in addition to its wholesale fuel distribution network, MACS is one of the largest distributors of ExxonMobil and Sunoco fuels in the region. MACS is also the exclusive developer for the Circle K® brand in Delaware, Maryland, Virginia and Washington, D.C. operating 110 locations in Maryland, Virginia, Tennessee and Georgia.

On October 3, 2013, MACS was acquired by an indirect, wholly-owned subsidiary of Energy Transfer Partners, L.P. (“ETP”).  As a result of this transaction, MACS became a consolidated entity of ETP and applied “push-down” accounting which required its assets and liabilities to be adjusted to fair value on the closing date.  Due to the application of push-down accounting, the MACS consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented.  The periods prior to the acquisition date, October 3, 2013, are identified as “Predecessor” and the period from October 3, 2013 forward is identified as “Successor”.

MACS Holdings, LLC (“MACS Holdings”), the former parent company of MACS, is presented as the Predecessor in these consolidated financial statements.  MACS and the Variable Interest Entities in footnote 4 comprised substantially all of the consolidated assets and operations of MACS Holdings during the Predecessor periods.  References to the “Company” within these consolidated financial statements refer to MACS Holdings for the Predecessor periods and MACS for the Successor period.

MACS, along with the assistance of a third party valuation firm, determined the estimated fair value of its assets and liabilities as of ETP’s acquisition of MACS.  The carrying values of MACS assets and liabilities (excluding Property, Plant and Equipment & Intangibles) were assumed to approximate their fair values.  MACS’ identifiable intangible assets consist primarily of dealer relationships, the fair value of which were estimated by applying a discounted cash flow approach which was adjusted for customer attrition assumptions and projected market conditions.  The amount of goodwill recorded by MACS through “push-down” accounting represents the excess of ETP’s purchase price over the fair value of MACS’ assets and liabilities.  The following table summarizes the final allocation of the assets and liabilities of MACS.

October 3, 2013
(in thousands)
Current assets	$34,626
Property, plant and equipment	377,713
Goodwill	107,781
Intangible assets	99,000
Other noncurrent assets	17,767
Current liabilities	(31,600)
Other noncurrent liabilities	(202,510)
Total assets and liabilities	$402,777

2.                                      New Accounting Pronouncements

FASB ASU No 2014-09.  In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09,  Revenue from Contracts with Customers (Topic 606)  (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, with earlier adoption not permitted. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.  The consolidated financial statements of the Company include accounts of all wholly owned subsidiaries and all entities in which the Company has a direct or indirect controlling financial interest in Variable Interest Entities (“VIE”). Intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include investments with original maturities of three months or less.  As of December 31, 2013 and June 30, 2014, the Company held approximately $22,270 and $49,547 of cash and restricted cash in excess of government insured limits.

Restricted Cash and Security Deposits

Total security deposits payable was $4,649 and $4,588 as of December 31, 2013 and June 30, 2014, respectively, and is included in other long-term liabilities. Restricted cash is included in other long-term assets on the consolidated balance sheet and consisted of the following:

	June 30, 2014	December 31, 2013
	(in thousands)
Funds held on security deposits	$3,779	$3,852
Held by VIE for certain environmental and rent escrows	3,335	3,335
Total restricted cash	$7,114	$7,187

Accounts Receivable

At each balance sheet date, the Company assesses its need for an allowance for potential losses in the collection of its receivables. Accounts that are outstanding longer than the payment terms are considered past due. As its receivables are typically from dealers, vendors, and petroleum companies in the ordinary course of business, the Company has not experienced significant write-offs. The Company will write off receivables after determination that the balances are uncollectible.

Receivables consist of the following:

	June 30, 2014	December 31, 2013
	(in thousands)
Dealer receivables	$6,419	$3,018
Fuel and other tax receivables	9,422	3,316
Vendor receivables	1,012	782
Other	—	840
Total account receivables	16,853	7,956
Less: Allowance for doubtful accounts	(137)	(137)
Account Receivables, net	$16,716	$7,819

Inventories

Merchandise inventories are valued using the retail inventory method as of June 30, 2014 and December 31, 2013. Fuel inventories are valued at the lower of cost or market. As of June 30, 2014, fuel inventory was determined using the last-in, first-out method (“LIFO”).  Under this methodology, the cost of fuel sold consists of the actual acquisition cost, which include transportation and storage costs.  Such costs are adjusted to reflect increases or decreases in inventory quantities, which are valued based on changes in the LIFO inventory layers.

The Company valued fuel inventory using the weighted average costs basis as of December 31, 2013.  Effective January 1, 2014, the Company determined LIFO was the preferred method to value fuel inventory.  The cumulative effect of this change in accounting principle is $152 for the six months ended June 30, 2014.

	June 30, 2014	December 31, 2013
	(in thousands)
Merchandise	$9,670	$4,960
Fuel	5,860	4,096
Inventories	$15,530	$9,056

Assets Held For Sale

Long-term assets are reclassified as held for sale when management has committed to a plan to sell the assets and they are ready for immediate sale. Assets are reduced to their net realizable value, if necessary, when they are reclassified.

Goodwill

Goodwill, which represents the excess of the purchase price in a business combination over the fair value of net assets acquired, is tested for impairment annually or more often if warranted by events or changes in circumstances indicating that the carrying value may exceed the estimated fair value.  The Company had $107,781 of goodwill recorded in conjunction with the acquisition of MACS by ETP.

In September 2011, the Financial Accounting Standards Board (“FASB”) codified guidance related to the testing of goodwill for impairment. The guidance provides entities with the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is not less than its carrying amount, then performing the two-step impairment test is not required. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test. Entities have the option of bypassing the qualitative analysis in any period and proceeding directly to the two-step impairment test. The provisions of this guidance, effective for the Company beginning January 1, 2012, did not have an impact on the Company’s consolidated financial statements and disclosures.

The Company’s impairment testing of goodwill is performed as of October 1, and no impairment has been recorded by the Company during the periods presented in the consolidated financial statements. In addition, no cumulative impairment has been recorded by the Company. As of June 30, 2014, we evaluated potential impairment indicators and Management believes there are no indicators of impairment that occurred during the six months ended June 30, 2014.

Other Assets

Included in other assets are notes receivable related to the 2011 sale of five dealer operated sites. The notes range from $100 to $600, interest rate is 10%, and they will be paid by 2015.  Total balance due as of December 31, 2013 and June 30, 2014 is $1,376 and $1,231, respectively. Other assets consisted of the following:

	June 30, 2014	December 31, 2013
	(in thousands)
Restricted cash	$7,114	$7,187
Notes receivable	1,615	1,832
Deferred rent income	849	849
Prepaid expenses	9	94
Other	21	896
Total other assets	$9,608	$10,858

Property and Equipment

Property and equipment, including leasehold improvements, are carried at cost or at the fair value of the assets as of the acquisition date.  Depreciation for financial reporting purposes is computed by the straight-line method over the shorter of estimated useful asset lives or lease terms of the respective assets.

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable, which is generally at the store level. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.  No material impairments have been recorded by the Company during the six months ended June 30, 2014 or June 30, 2013.

Asset Retirement Obligations

The Company recognizes the estimated future cost to decommission underground storage tanks over the estimated useful life of the storage tank. The Company records a discounted liability, which is recorded in other long-term liabilities, for the fair value of an asset retirement obligation at the time an underground storage tank is installed or acquired. The Company amortizes the amount added to long-lived assets and recognizes accretion expense in connection with the discounted liability over the remaining life of the tank. The estimate of the anticipated future costs for decommissioning of an underground storage tank is based on the Company’s and industry historical experience with removal. The Company will compare the cost estimates to the actual decommissioning cost experienced on an annual basis, and when the actual costs exceed the original estimates, an additional liability for estimated future costs to remove the underground storage tanks will be recognized. The recorded asset for asset retirement obligations is included in the fair value of long-lived assets recorded.

Environmental Remediation Liabilities

The Company accrues for environmental remediation liabilities when it is probable a liability has been incurred and the amount of loss can be reasonably estimated.  The estimated liabilities are not discounted.

Revenue Recognition

Revenues from the two primary product categories, merchandise and fuel, are recognized at the time of sale or when fuel is delivered to the customer.  The Company charges its wholesale customers for third-party transportation costs, which are included in revenues and cost of sales.  The Company derives other income from ancillary product and service offerings that are recognized at the point of sale.

The Company derives revenues from leasing real estate to third-party dealers which are recorded based on the terms of the underlying lease agreements. Revenues on lease agreements with contractual escalations are recognized on a straight-line basis over the life of the lease.

Derivative Instruments and Hedging Activities

The Company periodically enters into interest rate swaps to manage its interest rate risk.  The Company does not utilize hedge accounting and therefore records the fair value of its swaps on the balance sheet in other long-term assets or liabilities, with a corresponding adjustment recorded in interest expense.

Fair Value of Financial Instruments

The carrying amounts recorded for cash, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities in the consolidated financial statements approximate fair value because of the short-term maturity of the instruments.

Concentration Risk

The following table represents the percent of motor fuel purchases supplied by Exxon (See Note 9, Supply Agreements):

MACS	MACS Holdings
Successor	Predecessor
Six Months Ended
June 30, 2014	June 30, 2013
93%	91%

Income Taxes

No provision for income taxes is required for the Company since each member is individually liable for any income tax that may be payable on its share of the Company’s taxable income.

Fair Value Measurements

The Company uses fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. The Company also uses such measurements to assess impairment of properties, equipment, intangible assets, and goodwill. The guidance does not apply to inventory pricing.

Where available, fair value is based on observable market prices or parameters, or is derived from such prices of parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

The Company prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

4.                                      Variable Interest Entities

The Company entered into agreements with affiliated entities of the Uphoff Unitholders (members of MACS Holdings prior to the ETP Acquisition) to lease the property, buildings and improvements of 35 sites that are operated by the Company.  Under the terms of the purchase agreement of the Southside Oil Group, the Company has the right to purchase the underlying assets of 35 of these leases, along with the assumption of associated debt of up to $54,300, for $20,000 less any unreimbursed costs or claims against the Uphoff Unitholders and accrued excess rent, plus any funds disbursed from the excess rent account to the Company or Catterton (members of MACS Holdings prior to the ETP Acquisition).  In December 2012, one of the agreements was amended to exclude one site and reduce the purchase price by the dissolution of approximately $556 of debt for the site. The purchase option was assigned no value in the purchase price allocation, as the fair value of the sites, less the value of associated debt, is less than the exercise price of the option.  Because of the purchase option described above, as well as the terms of the leases, the Company is determined to be the primary beneficiary of these entities, and therefore the Company has consolidated these entities.

The assets and liabilities of the VIEs consist of the following:

	June 30, 2014	December 31, 2013
	(in thousands)
Current assets	$2,525	$339
Property, plant & equipment, net	46,138	46,912
Other long-term assets	3,665	3,665
Accrued liabilities	(490)	(490)
Long-term debt, including current maturities of $8,091 and $3,981	(56,639)	(58,009)
Other long-term liabilities	(1,190)	(1,190)

The creditors under the VIEs’ borrowing arrangements do not have recourse to the Company’s assets in the event of default on the VIE long-term debt.

5.                                      Acquisitions and Divestitures

On May 6, 2014, the Company acquired 40 company operated sites for approximately $114,000 from Tiger Management Group, LLC (“Tigermart”).  These sites are located in Tennessee and Georgia.  As a result of this transaction, Tigermart became a consolidated entity of MACS and applied “push down” accounting which required its assets and liabilities to be adjusted to fair value on the closing date.  The following table summarizes the preliminary allocation of the assets of Tigermart.  No liabilities were assumed.

May 6, 2014
Property plant and equipment	$109,304
Inventory	4,773
Total assets	$114,077

During the six months ended June 30, 2013, the Company sold three dealer operated sites for gross proceeds of $2,485.  The Company purchased one dealer operated site and converted it to a company operated site.  The Company also leased two company operated sites and converted four company operated sites into dealers sites (one of which ceased operations in 2013).

6.                                      Property, Plant and Equipment

Property, plant and equipment consist of the following:

	June 30, 2014	December 31, 2013	Useful Lives
	(in thousands)
Land	$235,458	$197,067	—
Buildings and site improvements	175,000	113,031	2-37 years
Petroleum and store equipment	80,849	69,414	1-34 years
Transportation vehicles	172	94	2-10 years
Furniture, fixtures and computer equipment	3,584	1,585	3-7 years
Total property, plant and equipment	495,063	381,191
Less accumulated depreciation	(16,756)	(4,311)
Property, plant and equipment, net	$478,307	$376,880

7.                                      Intangible Assets

The Company has finite-lived intangible assets that are amortized over the respective lives of the agreement or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  Unfavorable lease arrangements are included in other long-term liabilities.

Intangible assets consist of the following:

	June 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Useful Lives
	(in thousands)
Trade name	$5,000	—	$5,000	Indefinite
Franchise	4,000	(402)	3,598	10 years
Dealer Relationships	90,000	(8,208)	81,792	11-12 years
Total intangibles	$99,000	$(8,610)	$90,390

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Useful Lives
	(in thousands)
Trade name	$5,000	$—	$5,000	Indefinite
Franchise	4,000	(100)	3,900	10 years
Dealer Relationships	90,000	(1,957)	88,043	11-12 years
Total intangibles	$99,000	$(2,057)	$96,943

Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion for June 30, 2014 and 2013 was $6,553 and $,1,432, respectively.

8.                                      Long-Term Debt

Long-term debt consists of the following:

	June 30, 2014	December 31, 2013
	(in thousands)
Senior Term Loan on Uphoff properties	33,412	34,385
Senior Subordinated Notes	23,227	23,624
Other	128,730	130,746
Total Long-term Debt	185,369	188,755
Less revolver and current portion	(12,860)	(8,579)
Long-term portion	172,509	180,176

On April 4, 2013, the Company completed a sale leaseback transaction with two separate companies for 50 of its dealer operated sites. The gross proceeds were $133,645.  The proceeds were used to pay off the Subordinated Notes balance of $83,635 and approximately $20,500 of the Senior Credit Facility.  In conjunction with this transaction, the Company entered into a third amendment with the senior lender that allowed the repayment of Subordinated Notes. For GAAP purposes, the Company has not met the criteria for sale leaseback accounting and therefore this transaction will be accounted for as a financing arrangement over the course of the lease agreement. The debt related to this transaction is included in other liabilities.

9.                                      Supply Agreements

The Company is party to agreements with Exxon to purchase monthly quantities of branded Exxon fuel and the rights to execute franchise agreements with dealers for the sale of branded fuel. Certain agreements contain minimum purchase requirements that, if not met, would permit Exxon to terminate the agreement. The agreements expire in 2015 and 2018. In addition, the agreements grant Exxon a right of first refusal in the event the Company sells a site.

The Company has complied with all minimum purchase requirements in accordance with these agreements as of June 30, 2014.

10.                               Contingencies

Environmental Compliance

The United States Environmental Protection Agency and several states have adopted laws and regulations relating to underground storage tanks used for petroleum products.

Management currently believes that substantially all capital expenditures for electronic monitoring, cathodic protection, and overfill/spill protection to comply with existing regulations have been completed. With the exceptions discussed below, the Company believes it has no material joint and several environmental liabilities with other parties. Additional regulations or amendments to the existing regulations could result in future revisions to such estimated expenditures.

Under the Exxon MD/DE Portfolio and Exxon VA Portfolio acquisition agreements, the Company assumed environmental compliance and remediation obligations for acquired sites. Prior to closing, Exxon performed Phase I & II environmental evaluations of sites transferred and as a result, certain sites were identified with remediation obligations. Exxon estimated a total cost of $6,300 to remediate the sites prior to the respective closings and engaged a contractor to perform the work for that cost. The liabilities were assumed by the Company in the Exxon MD/DE and VA Portfolio acquisitions and a

$6,300 liability was recorded on June 23, 2010.   The Company believes it is entitled to substantial indemnification for the remediation liabilities under the terms of the Exxon MD/DE Portfolio and Exxon VA Portfolio agreements and Exxon has placed the $6,300 in escrow to cover the remediation costs.  Therefore, the Company recorded a receivable from Exxon for $6,300 on June 23, 2010. As of December 31, 2013 and June 30, 2014, the balance in both the receivable and liability accounts was $2,560.  The Company believes the funds in escrow are sufficient to cover all costs to remediate the sites.  The Company expects substantially all remediation efforts to be completed in the next four years.

Franchise Agreements

The Company operates under franchise agreements in accordance with the Petroleum Marketing Practices Act (the “Act”).  The Act provides for certain protections to dealers of sites regarding fuel prices, termination, and renewal of agreements as well as establishes uniform rules for the relationship. The agreements grant the franchisee the rights to use the convenience store and/or the obligation to purchase branded fuel from the Company.

On May 25, 2012, the Company executed a second amendment to a regional franchise development agreement that allows the Company to develop, operate and service additional sites located in a designated territory under the Circle K franchise program.  Under the agreement, the Company converted 61 company operated sites to Circle K branded sites. The Company pays an agreed upon royalty fee based on merchandise sales which is expensed in cost of sales. Branding funds were allocated on a formula based on sales.  Additions of equipment in 2013 of $1,749 were included in fixed assets, with a corresponding lease liability. There were no additions in 2014.

Legal Matters

From time to time, the Company is involved in other legal and administrative proceedings or investigations arising from the conduct of business operations, including contractual disputes; environmental contamination or remediation issues; employment or personnel matters; personal injury and property damage claims; and claims by federal, state, and local regulatory authorities relating to the sale of products pursuant to licenses and permits issued by those authorities. Claims for compensatory or exemplary damages in those actions may be substantial. While the outcome of such litigation, proceedings, investigations, or claims is never certain, it is the Company’s position, after taking into consideration legal counsel’s assessment and the availability of insurance proceeds and other collateral sources to cover potential losses, that the ultimate disposition of such matters currently pending or threatened, individually or cumulatively, will not have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

11.                               Subsequent Event

The Company has evaluated all subsequent events through October 21, 2014, the date the financial statements were available to be issued.

In October 2014, Susser Petroleum Partners LP, a consolidated subsidiary of ETP, acquired the Company in a transaction valued at approximately $768 million.